EXHIBIT 21

Subsidiaries

GEP Equity Holdings Limited, a corporation organized under the laws of the Republic of Seychelles, is a wholly-owned subsidiary of Argentum 47, Inc.

GE Professionals DMCC, a corporation organized under the laws of the United Arab Emirates, is a wholly-owned subsidiary of GEP Equity Holdings Limited. On March 18, 2019, GE Professionals DMCC commenced a formal liquidation process in Dubai.

Argentum 47 Financial Management Limited, a corporation organized under the laws of the United Kingdom, is a wholly-owned subsidiary of Argentum 47, Inc. (formerly Global Equity International, Inc. prior to the name change on March 29, 2018).

Cheshire Trafford (U.K.) Limited, a limited liability company organized under the laws of the United Kingdom, is a wholly-owned subsidiary of Argentum 47 Financial Management Limited.

Argentum 47, Inc.
(Formerly known as Global Equity International, Inc.)
(100% Ownership)
(100% Ownership)
Argentum 47 Financial Management Limited
GEP Equity Holdings Limited
(100% Ownership)
(100% Ownership)
Cheshire Trafford U.K. Limited
GE Professionals DMCC
(this subsidiary formally commenced a liquidation process in Dubai in March 2019)